Exhibit 10.1

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (as the same may be amended or modified from time to time, this “Agreement”) is dated as of                         , 2010 and is by and between Baltic Trading Limited, a Marshall Islands corporation (the “Company”), and Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco” or the “Manager”).

RECITALS

A. Genco recently formed the Company in anticipation of the Company’s initial public offering (the “Public Offering”) of shares of its Common Stock, par value $0.01 per share (“Common Shares”).

B. In order to provide the Company with commercial, technical, administrative and strategic services with respect to Vessels it may acquire and its business, the Company desires to engage the Manager to provide, directly or indirectly, such services to the Company, and the Manager desires to provide such services to the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Certain Definitions.  In this Agreement, including the recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Accounting Referee” has the meaning ascribed to such term in Section 8.3.

“Administrative Services” has the meaning ascribed to such term in Section 4.

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Approved Budget” has the meaning ascribed to such term in Section 4.4(c).

“Board of Directors” means the board of directors of the Company, as the same may be constituted from time to time.

“Books and Records” means all books of accounts and records, including tax records, sales and purchase records, Vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Company with respect to the Vessels or the Business (whether or not in written, printed, electronic or computer printout form).

“Business” means the Company’s business of owning, operating and/or chartering or re-chartering Drybulk Carriers to other Persons and any other lawful act or activity customarily conducted in conjunction therewith.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in New York, New York are required to close.

“Cash Available for Distribution” means net income less cash expenditures for capital items related to the Company’s fleet of Vessels, other than Vessel acquisitions.

“Change of Control” has the meaning ascribed to such term in Section 10.4.

“Charter” means a charter party agreement between a Company Group Member and any Person that relates to any of the Vessels (including any voyage or spot charters), and “Charters” means all such charter party agreements.

“Charterer” means any Person that has entered or enter into, or assumed or assume the obligations under, by novation or otherwise, a Charter with a Company Group Member.

“Chief Financial Officer” means the chief financial officer of the Company.

“Common Shares” has the meaning ascribed to such term in the recitals to this Agreement.

“Class B Shares” means shares of the Company’s Class B Stock, par value $0.01 per share.

“Commercial Management Services” has the meaning ascribed to such term in Section 3.2.

“Commercial Management Services Fee” has the meaning ascribed to such term in Section 8.1.

“Company Breach” has the meaning ascribed to such term in Section 10.4(b).

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means any member of the Company Group.

“Company Indemnified Persons” has the meaning ascribed to such term in Section 9.4.

“Confidential Information” means all nonpublic or proprietary information or data (including all oral and visual information or data recorded in writing or in any other medium or by any other method) relating to a Disclosing Party that is obtained from the Disclosing Party or any third party on the Disclosing Party’s behalf, at any time before, simultaneously with, or after the execution of this Agreement; and, without prejudice to the general nature of the foregoing definition, the term Confidential Information shall include, but not by way of limitation, (i) information regarding the Disclosing Party’s existing or proposed operations, business plans, market opportunities, and business affairs and (ii) any information ascertainable by inspection of Confidential Information disclosed to the Receiving Party or by the analysis of any materials supplied to the Receiving.  Notwithstanding the foregoing, Confidential Information shall not include any information which (x) is public knowledge at the time of disclosure or which subsequently becomes public knowledge other than as a result of a breach of this Agreement; (y) the Receiving Party can show was made available to it by some other Person who had a right to do so and who was not subject to any obligation of confidentiality or restricted use regarding such information; or (z) was developed by the Receiving Party independently without use of any confidential information provided hereunder or by a third party in breach of its confidentiality obligations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who was (a) a member of the Board of Directors immediately after the completion of the Public Offering or (b) nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Public Offering or whose nomination or election was previously so approved.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Costs and Expenses” has the meaning ascribed to such term in Section 8.1.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. — Northeastern N.J. Area, All Items (1982-1984 = 100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of amounts provided for in this Agreement shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as the Manager may reasonably select shall be substituted for the Consumer Price Index.

“Credit Facility” means any credit facility agreement to which any Company Group Member may be a party from time to time.

“Crew” means the master, officers, employees and other crew members of a Vessel.

“Crew Employment and Support Expenses” means all Employment Expenses of the Crew and all expenses of a general nature that are not particularly connected to any individual member of the Crew or any individual Vessel that are incurred for the purpose of providing Crew Management Services and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, study pay, recruitment and interviews.

“Crew Insurances” means insurances against crew risks, including death, sickness, repatriation, injury, shipwreck, unemployment indemnity and loss of personal effects.

“Crew Management Services” has the meaning ascribed to such term in Section 3.3.

“Designated Representative” and “Designated Representatives” each have the meaning ascribed to such terms in Section 11.1.

“Disclosing Party” means a Party who has disclosed Confidential Information hereunder to the other Party or on whose behalf Confidential Information has been disclosed to the other Party.

“Dispute” has the meaning ascribed to such term in Section 11.1.

“Dividend” means any cash dividend paid by the Company on all outstanding Common Stock or Class B Stock, other than any Liquidating Dividends.

“Draft Budget” has the meaning ascribed to such term in Section 4.4(a).

“Drybulk Carrier” means a vessel designed to carry bulk cargo, such as coal, iron ore and grain, that is loaded in bulk and not in bags, packages or containers.

“Drybulk Carrier Assets” means Drybulk Carriers and any assets that are customarily owned or operated in conjunction with Drybulk Carriers, in each case that are encompassed within the definition of the Business.

“Employment Expenses” means all costs, expenses, liabilities and obligations related to or incurred in respect of employment, including salaries, fees, wages, incentive pay, gratuities, bonuses, vacation pay, holiday pay, other paid leave, overtime, standby pay, sick pay, workers’ compensation contributions or costs, benefits and related costs, statutory contributions and remittances, pension plan contributions and costs, recruitment costs, Severance Costs, payroll and accounting costs, training and education costs, discounts, meals, accommodation, administrative costs, travel costs, perquisites, relocation expenses and uniform expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Ownership Group” means Genco and all Affiliates thereof.

“Fiscal Quarter” means a fiscal quarter for the Company or, in the case of the fiscal quarter ending March 31, 2010, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.

“Fiscal Year” means the fiscal year of the Company, being the twelve-month period ending December 31.

“Force Majeure Event” has the meaning ascribed to such term in Section 12.3.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency (including the SEC), any tribunal, labor relations board, commission or stock exchange (including the New York Stock Exchange), and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Initial Expiration Date” means the last day of the Fiscal Quarter that contains the fifteenth anniversary of the Initiation Date.

“Initial Term” has the meaning ascribed to such term in Section 10.1.

“Initiation Date” means the date on which the Company takes delivery of its first Vessel.

“Insurances” has the meaning ascribed to such term in Section 3.4.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization by resolution A.741(18), as the same may have been or may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization, as the same may have been or may be amended or supplemented from time to time.

“Legal Action” means any action, claim, complaint, demand, suit, judgment, investigation or proceeding, pending or threatened, by any Person or before any Governmental Authority.

“Lenders” means the lenders, facility agent, security trustee, swap banks, swap agent or other financial institution contemplated by any Credit Facility.

“License” and “Licenses” each have the meaning ascribed to such terms in Section 3.1(p).

“Liquidating Dividend” means any dividend or other distribution in respect of any Common Stock or Class B Stock paid in connection with the liquidation, dissolution, bankruptcy or winding up of the Company, any merger of the Company or any sale or other conveyance of all or substantially all the assets of the Company.

“Losses” means losses, expenses, costs, liabilities and damages, excluding lost profits and consequential damages, but including interest charges, penalties, fines and monetary sanctions.

“Management Services” means, collectively, the Technical Services, the Administrative Services and the Strategic Services.

“Management Fees” has the meaning ascribed to such term in Section 8.1.

“Manager Breach” has the meaning ascribed to such term in Section 10.3(a).

“Manager Indemnified Persons” has the meaning ascribed to such term in Section 9.3.

“Manager Misconduct” has the meaning ascribed to such term in Section 9.1(a).

“Manager’s Personnel” means all individuals who are employed by or have entered into consulting arrangements with the Manager or any subcontractor under Section 2.3, other than the Crew.

“Mediator’s Report” has the meaning ascribed to such term in Section 11.2(c).

“Omnibus Agreement” means the Omnibus Agreement, dated as of                           , 2010, between Genco and the Company, as the same may be amended or modified from time to time.

“Other Financing Agreements” has the meaning ascribed to such term in Section 4.2(c).

“Parties” means the Company and the Manager.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity.

“Pre-delivery Purchases and Expenses” has the meaning ascribed to such term in Section 5.3.

“Pre-delivery Services” has the meaning ascribed to such term in Section 5.2.

“Public Offering” has the meaning ascribed to such term in the recitals to this Agreement.

“President” means the chief executive officer of the Company.

“Questioned Items” has the meaning ascribed to such term in Section 4.4(b).

“Receiving Party” means a Party to whom Confidential Information of a Disclosing Party has been disclosed hereunder.

“Renewal Term” has the meaning ascribed to such term in Section 10.2.

“SEC” means the United States Securities and Exchange Commission.

“Severance Costs” means the termination or severance liabilities, costs and expenses that employers are legally obliged to provide or pay to or in respect of their employees, or the compensation or damages owed in lieu of such liabilities, costs and expenses, as a result of the termination of any employment.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping to Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

“Stores and Equipment” means the stores, spares, lubricating oil, supplies and equipment that customarily are considered part of a Drybulk Carrier for which a buyer would ordinarily reimburse a seller on the sale of such Drybulk Carrier, and does not include consumables that are not of incremental value to the Drybulk Carrier.

“Strategic Opportunity” has the meaning ascribed to such term in Section 5.1.

“Strategic Services” has the meaning ascribed to such term in Section 5.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Persons Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Person Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more Persons Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Persons Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Technical Services” has the meaning ascribed to such term in Section 3.

“Term” means the Initial Term and any Renewal Term, in each case subject to any early termination of this Agreement as permitted herein.

“Termination Payment” means an amount of cash equal to five times (a) aggregate Management Fees for the past five completed years of the Term as of the date of termination or such lesser number of completed years as has transpired divided by (b) five or such lesser number of completed years as has transpired; except that if this Agreement terminates in the first year of the Term, the Termination Payment shall equal five times $1,916,250, or $9,581,240.

“Vessels” means the Drybulk Carriers owned by the Company or any of its Subsidiaries from time to time as set out in Schedule A, as the same may be amended from time to time in accordance with Section 2.8.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

1.2 Construction.  In this Agreement, unless the context requires otherwise:

(a) references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b) references to money refer to legal currency of the United States;

(c) “including” means “including, without limitation,” whether or not so expressed;

(d) words importing the singular include the plural and vice versa, and words importing gender include all genders; and

(e) a reference to an “approval,” “authorization,” “consent,” “notice” or “agreement” means an approval, authorization, consent, notice or agreement, as the case may be, in writing.

1.3 Headings.  All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

2. ENGAGEMENT OF MANAGER

2.1 Engagement.  The Company hereby engages the Manager to provide, upon the Company’s request, the Management Services specified herein and, subject to the terms hereof, to manage each Vessel for and on behalf of the relevant Company Group Member, and the Manager hereby accepts such engagement, all in accordance with the terms of this Agreement. The Company and the Manager each acknowledge that to the extent set out in this Agreement, the Manager is acting solely on behalf of, as agent of and for the account of, the relevant Company Group Member. The Manager shall advise Persons with whom it deals on behalf of the relevant Company Group Member that it is conducting such business for and on behalf of such Company Group Member.

2.2 Powers and Duties of the Manager.  The Manager has the power and authority to take such actions on its own behalf or on behalf of the relevant Company Group Member as it from time to time considers necessary or appropriate to enable it to perform its obligations under this Agreement, subject to customary oversight and supervision of the Company, its Board of Directors and its executive officers. The Manager shall use its reasonable best efforts to provide the Management Services hereunder in a commercially reasonable manner and in accordance with customary ship management practice and with the care, diligence and skill that a prudent manager of Vessels such as the Vessels would possess and exercise, except that the Manager in the performance of its management responsibilities under this Agreement may have regard to its overall responsibility in relation to all Vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Manager may allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Manager, acting reasonably, considers to be fair and reasonable.

2.3 Ability to Subcontract.  The Manager may subcontract any of its duties and obligations hereunder to provide Management Services to any of its Affiliates without the consent of the Company and may subcontract its duties and obligations hereunder to provide Management Services to Persons that are not Affiliates with the prior written consent of the Company, not to be unreasonably withheld; provided, however, that the Manager may subcontract with any independent technical manager that the Manager has previously engaged for management of its own Vessels without the further consent of the Company.  In the event of any subcontract by the Manager, the Manager shall promptly notify the Company thereof and shall remain fully liable for the due performance of its obligations under this Agreement.  To the extent the Manager subcontracts any Management Services hereunder, the Company shall directly pay the relevant subcontractor all fees, costs, reimbursements, and other expenses payable to such subcontractor as the Manager may direct.

2.4 Outside Activities.  The Company acknowledges that the Manager and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company Group, for their own respective accounts and for the accounts of other Persons. The Manager and its Affiliates may undertake activities that compete with the activities of the Company Group.

2.5 Exclusive Appointment.  The Company acknowledges that the appointment of the Manager hereunder is an exclusive appointment for the Term. The Company shall not appoint other managers with respect to the Vessels or the Business during the Term, except in circumstances in which it is necessary to do so in order to comply with Applicable Law or as otherwise agreed by the Manager in writing. Notwithstanding the foregoing, this Section 2.5 shall not prohibit the Company from having its own employees perform Management Services.

2.6 Authority of the Parties.  Each Party represents to the other that it is duly authorized with full power and authority to execute, deliver and perform its obligations under this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Company and is in accordance with all governing documents of the Company.

2.7 Inspection of Books and Records.  At all reasonable times and on reasonable notice, any Person authorized by the Company may inspect, examine, copy and audit the Books and Records of the Company kept by the Manager pursuant to this Agreement.

2.8 Changes to Vessels Subject to this Agreement.  A list of Vessels subject to this Agreement as of the date hereof is set forth on Schedule A attached hereto. Unless otherwise agreed to by the Parties, all Drybulk Carriers that the Company may add to its fleet after the date hereof shall become subject to the engagement under this Agreement.  The Company, with reasonable notice to the Manager, may remove any Vessel from the engagement under this Agreement, provided that the Manager is being engaged to manage such Vessel under a separate agreement with the Company or the Manager otherwise consents to such removal. Notwithstanding the provisions of this Section 2.8, a Vessel shall automatically be removed from engagement under this Agreement upon a sale or, unless otherwise agreed to by the Parties, a total loss of such Vessel, and the Company may sell any Vessel subject to the engagement under this Agreement at any time in its sole discretion. Upon any addition of a Vessel to this engagement or any removal of a Vessel from this engagement, the Parties shall amend Schedule A to reflect such change.

3. TECHNICAL SERVICES

Subject to Section 9.2, the Manager shall, at its own expense, provide to the Company the services described in this Section 3 (collectively, the “Technical Services”).

3.1 Technical Vessel Management Services.  Commencing with the acquisition of each Vessel by any Company Group Member, the Manager shall provide all usual and customary Vessel technical management services with respect to the operation of such Vessel, including the following:

(a) supervising the day-to-day operation, maintenance, safety and general efficiency of the Vessel to ensure the seaworthiness and maintenance condition of the Vessel;

(b) arranging for and supervising general and routine repairs, alterations and maintenance of the Vessel;

(c) purchasing the necessary stores, spares, lubricating oil, supplies and equipment (other than such equipment as is covered by Section 9.2) for the operation of such Vessel;

(d) appointing such surveyors, supervisors, technical consultants and other support for the Vessel on behalf of the relevant Company Group Member as the Manager may consider from time to time to be necessary;

(e) providing technical and shore-side support for the Vessel and attending to all other technical matters necessary for the operation of the Vessel;

(f) handling of the Vessel while in ports or transiting canals, either directly or by use of Vessel agents, unless otherwise handled by the Charterer;

(g) procuring and arranging for port entrance and clearance, pilots, Vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of the Vessel, unless otherwise procured or arranged by the Charterer;

(h) preparing, issuing (or causing to be issued) to shippers customary freight contracts, cargo receipts and bills of lading, unless prepared, issued or arranged for by the Charterer;

(i) performing all usual and customary duties relating to the loading and discharging of cargoes at all ports, unless performed by the Charterer;

(j) arranging for the prompt dispatch of the Vessel from loading and discharging ports in accordance with the instructions of the Charterer and for transit through canals;

(k) subject to Section 4.5(b), arranging for employment of counsel and the investigation, follow-up and negotiation of the settlement of all claims arising in connection with the operation of the Vessel;

(l) coordinating the Company’s payment of all ordinary charges incurred in connection with the management of the Vessel, including canal tolls, port charges, any amounts due to any Governmental Authority with respect to the Crew and all duties and taxes in respect of cargo or freight (whether levied against the Vessel or the Company), unless otherwise paid by the Charterer;

(m) promptly upon the Company’s request, reporting to the Company the Vessel’s movement, position at sea, arrival and departure dates, and major casualties and damages received or caused by the Vessel;

(n) informing the Company promptly of any release or discharge of oil or other hazardous material not in compliance with Applicable Laws;

(o) upon the Company’s request, providing the Company with a copy of any Vessel inspection reports, valuations, surveys, insurance claims and other similar reports prepared by ship brokers, valuators, surveyors, classification societies or insurers; and

(p) arranging for any and all licenses, permits, franchises, registrations and similar authorizations of any Governmental Authority that are necessary and used in the operation of the Vessel, the cost of which shall be paid directly by the Company (each a “License” and, collectively, the “Licenses”).

3.2 Commercial Management Services.  Commencing with the acquisition of each Vessel by any Company Group Member and subject to Section 2.5, the Manager shall provide all usual and customary commercial management services with respect to such Vessel, including the following (collectively, the “Commercial Management Services”):

(a) marketing and promoting the Vessel;

(b) identifying, negotiating and securing Charterers and Charters and other employment for the Vessels for and on behalf of the relevant Company Group Member;

(c) monitoring proper payment to any Company Group Member or its nominee of all hire and freight revenues or other moneys of whatsoever nature arising out of the employment of the Vessel or otherwise in connection with the Vessel to which the Company or any Company Group Member may be entitled;

(d) providing voyage estimates and accounts and calculating and invoicing of hire, freights, demurrage and dispatch moneys due from or due to the Charterers of the Vessel;

(e) administering the Charters; and

(f) taking all other actions relating to commercial management of the Vessel as the Manager deems necessary to fulfill its obligations under this Agreement.

3.3 Crew Management Services.  Commencing with or, to the extent reasonably necessary for the provision of the Crew Management Services in an efficient manner, prior to the acquisition of each Vessel by a Company Group Member, the Manager shall provide all usual and customary crew management services in respect of such Vessel and shall manage all aspects of the employment of the Crew, including the following (collectively, the “Crew Management Services”):

(a) procuring, supervising and managing suitably qualified Crew, which in the opinion of the Manager is required for the Vessel in accordance with the STCW 95 requirements;

(b) recruiting, selecting, hiring and engaging the Vessel’s Crew, and arranging and paying, at its own expense, all compensation and administering payroll arrangements, pensions and other benefits and insurance for the Crew (including processing all claims);

(c) ensuring that the Applicable Laws of the flag of the Vessel and all places where the Vessel trades are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations, including any statutory withholding tax requirements and social insurance requirements;

(d) ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements and, in the absence of applicable flag state requirements, the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and shall be maintained for the duration of their service on board the Vessel;

(e) ensuring that the Crew have command of the English language at a sufficient standard to enable them to perform their duties effectively and safely;

(f) arranging for all transportation (including repatriation), board and lodging for the Crew as and when required at rates and types of accommodations as are customary in the industry;

(g) attending to and supervising the training, discipline, discharge and other terms and conditions of employment of the Crew;

(h) conducting all union negotiations for and on behalf of the Company pursuant to Section 4.5(c);

(i) administering the Company’s and the Manager’s drug and alcohol policies in respect of the Crew;

(j) ensuring that any concerns of the Charterer with respect to the master or any of the officers or other members of the Crew are appropriately investigated in a timely manner, communicating the results of such investigations to the Charterer and the Company and, if such concerns are well-founded, ensuring that any appropriate remedial actions are promptly taken;

(k) keeping and maintaining full and complete records of any labor agreements that may be entered into with the Crew and reporting to the Company reasonably promptly after notice or knowledge thereof is received of any change or proposed change in labor agreements or other regulations relating to the Crew;

(l) negotiating the settlement of all wages with the Crew during the course of and upon termination of their employment;

(m) handling all details and negotiating the settlement of any and all claims of the Crew including those arising out of accidents, sickness, death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines;

(n) keeping and maintaining all administrative and financial records relating to the Crew as required by Applicable Law and any applicable labor or collective agreements of the Company or the Manager, and promptly rendering to the Company any and all reports when, as and in such form as reasonably requested by the Company; and

(o) performing any other function in connection with the Crew as may be reasonably requested by the Company from time to time.

3.4 Insurance. The Manager shall arrange for insurance for each Vessel for and on behalf of the relevant Company Group Member against physical damage, total loss, third party liability and other risks normally insured against in accordance with industry practice, including the following (collectively with any additional insurances required under any Credit Facility, the “Insurances”):

(a) usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(b) protection and indemnity risks (including pollution risks and Crew Insurances); and

(c) war risks (including protection and indemnity and crew risks);

each in accordance with the customary practice of prudent owners of Vessels of a similar type to each Vessel, with insurance companies, underwriters or associations in amounts and on terms that are in accordance with industry practice, and in any event, are no less than the market value of the Vessel (and in the case of protection and indemnity coverage, entered for the Vessel’s full gross tonnage). Notwithstanding the foregoing, the Manager shall not arrange for off-hire insurance for the Vessels unless requested by the Company.

The Manager shall arrange for and on behalf of the Company any such additional insurance required under any Credit Facility, including, as applicable, arranging for any of the Lenders thereto being named as “loss payee” or “additional insured” in accordance with the terms of any Credit Facility.

The relevant Company Group Member shall directly pay the relevant insurer all premiums and calls on the Insurances promptly and in any event by their due date. The Manager shall cooperate with the Company’s insurers and underwriters with respect to the investigation or settlement of claims by the relevant Company Group Member or any third party under the Insurances, including taking necessary steps to have repairs contemplated in Section 9.2(a) covered by the applicable insurance policy or policies.

3.5 Drydocking, Repairs and Improvements.  Subject to Section 9.2, the Manager shall arrange for and supervise the drydockings, repairs, alterations and maintenance of each Vessel to the standards required to ensure that such Vessel will comply, in all material respects, with the laws of the flag of such Vessel and of the jurisdictions where such Vessel trades and all requirements and recommendations of the applicable classification society.  The Company shall directly pay the relevant third party providing drydocking , repair, alteration or maintenance services all fees and costs for the same.

3.6 Regulatory Compliance Services.  The Manager shall operate and maintain the Vessels, and take all actions necessary to ensure that each Vessel is, in compliance with all Applicable Laws, including the laws of the applicable flag each Vessel may bear, the Applicable Laws of the countries to which the Vessels trade and with the requirements of the relevant classification society, the ISM Code and the ISPS Code.

4. ADMINISTRATIVE SERVICES

The Manager shall, at its own expense, provide to the Company the services described in this Section 4 (collectively, the “Administrative Services”).

4.1 Accounting and Records.  The Manager shall, on behalf of the Company, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such modifications as may be necessary to comply with Applicable Laws. The Books and Records shall contain particulars of receipts and disbursements relating to the Company’s assets and liabilities and shall be kept pursuant to normal commercial practices that will permit financial statements to be prepared for the Company in accordance with GAAP. The Books and Records shall be the property of the Company but shall be kept at the Manager’s primary office or such other place as the Company and the Manager may mutually agree. Upon expiration or termination of this Agreement, all of the Books and Records shall be provided to the Company or a new manager pursuant to Section 10.5(e).

4.2 Reporting Requirements.  The Manager shall prepare and deliver to the President and the Chief Financial Officer the following reports, which the Manager shall use its reasonable best efforts to prepare and deliver within the time periods specified below or, if not so specified, within the time period requested by the relevant party:

(a) a quarterly report to be delivered within 45 days of the end of each Fiscal Quarter setting out the interim financial results of the Company for such quarter and for the applicable Fiscal Year through the end of such Fiscal Quarter;

(b) a draft of the reports, certificates, documents and other information required under any Credit Facility and any other financing arrangements of the Company (“Other Financing Agreements”) to be delivered at least two Business Days prior to their required delivery to the Lenders or lenders under Other Financing Agreements;

(c) as and when requested by the Board of Directors, the President or the Chief Financial Officer, draft reports regarding financial and other information required in connection with Applicable Laws (including annual and other reports that may be required to be filed under the Exchange Act and all other Applicable Laws); and

(d) as and when reasonably requested by the Company from time to time, such other reports with respect to financial and other information of the Company.

4.3 Financial Statements and Tax Returns.  At the instruction of the Chief Financial Officer, the Manager shall prepare and deliver for review by the Chief Financial Officer and the Audit Committee of the Board of Directors the following which the Manager shall use its reasonable best efforts to prepare and deliver within the time periods specified below or, if not so specified, within the time period requested by the relevant party:

(a) within 30 days of the end of each Fiscal Quarter, unaudited financial statements of the Company for such Fiscal Quarter, to be reviewed by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company;

(b) within 40 days of the end of each Fiscal Year, financial statements of the Company for such Fiscal Year, to be audited by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company; and

(c) tax returns for the Company and all of its Subsidiaries required to be filed by Applicable Laws.

Notwithstanding the foregoing, in the event that the Company’s reporting obligations are accelerated under the Exchange Act beyond what such obligations are at the time of the Public Offering, the Manager shall use its reasonable best efforts to provide to the Company the financial statements referred to in clauses (a) and (b) above within such periods as shall be required for the Company to comply with any reporting requirements under the Exchange Act or other similar applicable laws and regulations.

In addition, the Manager shall attend to the time calculation and payment of all taxes payable by the Company. At the instruction of the Chief Financial Officer, the Manager shall cause the Company’s external accountants to review the Company’s unaudited financial statements, audit the Company’s annual financial statements and finalize tax returns. The Manager shall make available to the Company’s accountants the relevant Books and Records for the Company and shall assist the accountants in their duties.

4.4 Budgets and Corporate Planning.

(a) Draft Budgets

On or before December 15 of each year, the Manager, in consultation with the President and the Chief Financial Officer, shall prepare and submit to the Board of Directors a detailed draft budget for the next Fiscal Year in a format acceptable to the Board of Directors and generally used by the Manager, which shall include: (1) a statement of estimated revenue and expenses, including Costs and Expenses; and (2) a proposed budget for capital expenditures, repairs and alterations, including proposed expenditures in respect of drydockings, together with an analysis as to when and why such expenditures, repairs and alterations may be required (the “Draft Budget”).

(b) Process for Finalizing the Draft Budget.

For a period of seven (7) days after receipt of the Draft Budget, the Board of Directors may request further details and submit written comments on the Draft Budget. If, after reviewing the Draft Budget, the Company does not agree with any term thereof, the Company shall, within the same seven (7) day period, give the Manager notice of such disagreements and terms (the “Questioned Items”) and a proposal for resolution of each such Questioned Item. The Company and the Manager shall endeavor to resolve any such differences between them with respect to the Questioned Items. In resolving any Questioned Item, the Company and the Manager shall consider, among other things, the Company’s obligations under any relevant Charters, Credit Facility, or Other Financing Agreement.

(c) Approved Budget.

The Manager shall use its commercially reasonable efforts to prepare and deliver to the Company a revised budget that has been approved by the Board of Directors (the “Approved Budget”) by December 31 of the preceding Fiscal Year. However, the Company acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels in the applicable Fiscal Year will correspond to the estimates contained in the Approved Budget for such Fiscal Year. The Parties acknowledge that any projections contained in the Approved Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.

(d) Amendments to Approved Budget.

The Manager may, from time to time, in any Fiscal Year propose amendments to the Approved Budget upon at least fifteen (15) days prior notice to the Company, in which event the Company shall have the right to approve the amendments in accordance with the process set out in Section 4.4(b), with the relevant time periods being amended accordingly. Whenever, due to circumstances beyond the reasonable control of the Manager, emergency expenditures are required to ensure that any Vessels are operated and maintained as required under any applicable Charters, the Manager may make such emergency expenditures and reasonably request prompt reimbursement thereof, to the extent that such items are the responsibility of the Company, including pursuant to Sections 5.4 and 9.2, even if such expenditures are not included or reflected in the Approved Budget.

4.5 Legal and Securities Compliance Services.

(a) Responsibilities of the Manager.

The Manager shall assist the Company with the following items, whether or not related to any of the Vessels:

(i) compliance with all Applicable Laws, including all relevant securities laws and the rules and regulations of the SEC, the New York Stock Exchange and any other securities exchange upon which the Company’s securities are listed;

(ii) arranging for the provision of advisory services to the Company with respect to the Company’s obligations under applicable securities laws in the United States and disclosure and reporting obligations under applicable securities laws, including the preparation for review, approval and filing by the Company of reports and other documents with the SEC and all other applicable regulatory authorities;

(iii) maintaining the Company’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;

(iv) conducting investor relations functions on behalf of the Company; and

(v) adjusting and negotiating settlements, with or on behalf of claimants or underwriters, of any claim, damages for which are recoverable under insurance policies.

(b) Administration and Settlement of Legal Actions.

If any Legal Action is commenced against or is required to be commenced in favor of any Company Group Member or any of the Vessels, the Manager shall arrange for the commencement or defense of such Legal Action, as the case may be, in the name of, on behalf of and at the expense of the Company Group Member, including retaining and instructing legal counsel, investigating the substance of the Legal Action and entering pleadings with respect to the Legal Action. The Manager shall assist the Company in administering and supervising any such Legal Actions and shall keep the Company advised of the status thereof. The Manager may settle any Legal Action on behalf of a Company Group Member where the amount of settlement is less than $500,000 with the approval of the President or the Chief Financial Officer and, in excess of such amount, with the approval of the Board of Directors.

(c) Labor Relations Proceedings.

For Legal Actions in favor of or against any Company Group Member that relate to labor relations or employment proceedings, strikes or collective bargaining, the Manager shall represent the Company Group Member in any such labor relations or employment proceedings and shall undertake any labor relations or employment negotiations in respect of any of the Vessels or any Company Group Member on behalf of such Company Group Member, should such representation or negotiations be required, with such labor organization or other Person that becomes lawfully entitled to represent the Crew. The Manager shall keep the Company advised of the progress of any such labor relations proceedings or negotiations. The Manager may enter into collective bargaining agreements and other labor or employment agreements and any material amendments thereto; provided, however, that such agreements and amendments must be approved by the Board of Directors if the terms and conditions of any such agreements or amendments are inconsistent, in a material and adverse way to the Company Group Member, with other collective bargaining agreements concerning or in respect of the Crew.

(d) Interaction with Regulatory Authorities.

Notwithstanding anything in this Section 4 or otherwise, the Manager shall not act for or on behalf of the Company in its relationships with regulatory authorities except to the extent specifically authorized by the Company from time to time.

4.6 Bank Accounts.

(a) Administration by Manager.

The Manager shall oversee banking services for the Company and shall establish in the name of the Company an operating account, a retention account and such other accounts with such financial institutions as the Company may request. The Manager shall administer and manage all of the Company’s cash and accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Manager shall promptly deposit all moneys payable to the Company and received by the Manager into a bank account held in the name of the Company.

(b) Payments from Operating Account.

The Company shall ensure that all charter hire associated with each Charter is paid by the applicable Charterer into the operating account. Unless otherwise instructed by the Company, the Manager shall instruct the financial institutions at which the accounts have been established to pay from the operating account, as and when required, amounts payable under any Credit Facility or Other Financing Agreement.

4.7 License.  The Manager shall procure, and the Company shall enter into, a license agreement that permits the Company to use the “Genco” name and trademark in connection with its business.

4.8 Other Administrative Services.

The Manager shall:

(a) develop, maintain and monitor internal audit controls, disclosure controls and information technology for the Company;

(b) assist with arranging board meetings and preparing board and committee meeting materials, including, as applicable, agendas, discussion papers, analyses and reports;

(c) prepare and provide such reports and accounting information so as to permit the Board of Directors to determine the amount of the Company’s Cash Available for Distribution and Dividends to the Company’s stockholders, and to assist the Company in making arrangements with the Company’s transfer agent for the payment of Dividends to the stockholders;

(d) obtain, on behalf of the Company, general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels that would normally be obtained for a company in a similar business to that of the Company;

(e) administer payroll services, benefits and directors fees, as applicable, for the Crew, the President and the Chief Financial Officer and any other employee, officer or director of the Company;

(f) provide office space and office equipment for personnel of the Company at the location of the Manager or as otherwise reasonably designated by the Company, and clerical, secretarial, accounting and administrative assistance as may be reasonably necessary;

(g) provide all administrative services required in connection with any Credit Facility or Other Financing Agreement;

(h) negotiate loan and credit terms with lenders in the ordinary course and monitor and maintain compliance therewith;

(i) negotiate and arrange for interest rate swap agreements, foreign currency contracts and forward exchange contracts;

(j) monitor the performance of investment managers;

(k) at the request and under the direction of the Company, handle all administrative and clerical matters in respect of (i) the call and arrangement of all annual and special meetings of stockholders, (ii) the preparation of all materials (including notices of meetings and proxy or similar materials) in respect thereof and (iii) the submission of all such materials to the Company in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Company has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Company may require or direct;

(l) provide, at the request and under the direction of the Company, such communications to the transfer agent for the Company as may be necessary or desirable;

(m) make recommendations to the Company for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers, and technical, commercial, marketing or other independent experts; provided, however, that nothing herein shall permit the Manager to engage any such adviser or expert for the Company without the Company’s specific approval;

(n) attend to all matters necessary for any reorganization, bankruptcy or insolvency petitions or proceedings, liquidation, dissolution or winding up of the Company;

(o) attend to all other administrative matters necessary to ensure the professional management of the Company’s business or as reasonably requested by the Company from time to time.

5. STRATEGIC SERVICES

The Manager shall, at its own expense and upon the Company’s reasonable request, provide to the Company the services described in this Section 5 (collectively, the “Strategic Services”).

5.1 Acquisitions, Charter Parties and Finance.  The Manager shall provide strategic, corporate planning, business development and advisory services to the Company, including the following:

(a) providing general strategic planning services and implementing corporate strategy, including developing acquisition and divestiture strategies;

(b) identifying, negotiating and securing opportunities for the Company to acquire or to construct Drybulk Carriers, and negotiating and carrying out the purchase of existing and any newbuilding Drybulk Carriers;

(c) (i) identifying, negotiating and securing opportunities for the Company to acquire or merge with companies or other Persons that own or operate Drybulk Carriers or are otherwise involved in the drybulk shipping industry, (ii) negotiating and carrying out the purchase of such companies or other Persons, and (iii) working to integrate any such acquired businesses;

(d) maintaining and managing relationships between the Company and the Charterers and potential charterers, shipbuilders, insurers, Lenders and potential financiers of the Company and other shipping industry participants;

(e) arranging, negotiating and procuring pre-delivery and post-delivery financing or refinancing for the construction of any Drybulk Carriers and financing or refinancing for the acquisition of existing Drybulk Carriers;

(f) identifying, negotiating and implementing potential divestitures or dispositions of any of the Vessels and any other of the Company’s Drybulk Carrier Assets, and evaluating and recommending the sale of all or any part of the Business;

(g) identifying, investigating and implementing tax planning, leasing or other tax savings initiatives;

(h) assisting the Company in connection with any future offerings of Common Shares or other securities the Company may determine is desirable, all under the direction and supervision of the Board of Directors, the President, and the Chief Financial Officer;

(i) subject to the oversight of the Board of Directors and supervision of the President and the Chief Financial Officer, generally undertaking the day-to-day management of the Business; and

(j) providing such other strategic, corporate planning, business development and advisory services as the Company may reasonably request from time to time.

If, pursuant to the provision of Strategic Services, the Manager identifies a potential opportunity for the Company (“Strategic Opportunity”) and subject to allocations of corporate opportunities to Genco pursuant to the Company’s Articles of Incorporation and the Omnibus Agreement, (i) the Manager shall present the Strategic Opportunity to the President and the Chief Financial Officer for further consideration and presentation to the Board of Directors, and (ii) the Board of Directors or an appropriate committee thereof shall approve or reject the Strategic Opportunity.

5.2 Pre-delivery Services.  For the acquisition of any Vessel, the Manager shall oversee and supervise, in all material respects, the construction of any newbuilding Vessel or the acquisition of any existing Vessel to be purchased and made subject to this Agreement, as the case may be, prior to its delivery, including the following (collectively, the “Pre-delivery Services”), as applicable:

(a) negotiating the shipbuilding contract and specifications and related documentation;

(b) attending to plan approval for the design of the newbuilding Drybulk Carrier;

(c) arranging for and supervising alterations and changes to the newbuilding Drybulk Carrier;

(d) liaising with the ship builder, supervising the ship builder’s progress and overseeing construction to ensure the ship builder is constructing the newbuilding Drybulk Carrier in accordance with the relevant shipbuilding contract, design and specifications;

(e) negotiating the purchase and sale agreement and related documentation;

(f) liaising with classification societies, suppliers and other service providers;

(g) procuring, supervising and managing suitably qualified Crew to test the Vessel in the water prior to delivery;

(h) attending to the purchasing and other activities related to the Pre-delivery Purchases and Expenses; and

(i) arranging for registration of the Vessel under the relevant flag and in accordance with Applicable Laws and registration of the Vessel with the relevant classification society and other authorities as may be required for obtaining trading, canal and other marine certificates for the Vessel.

5.3 Pre-delivery Purchases and Expenses.  Prior to the delivery to the relevant Company Group Member of any Vessel, the Manager shall arrange for provision of the necessary stores, spares, lubricating oil, supplies, equipment and services related to the delivery of the Vessel (all of which will be set out by the Manager in a pre-delivery budget for each Vessel, which shall be subject to the acknowledgment and consent of the Company) to ensure the seaworthiness and readiness for service of each such Vessel, and the Company shall pay for the fees associated with the relevant classification society or the registration of the Vessel in the name of the relevant Company Group Member under the relevant flag, whether a newbuilding or an existing Vessel

5.4 Estimates and Consultation.  For each newbuilding Drybulk Carrier, if any, the Manager shall consult with and obtain the approval of the Company with respect to all material decisions to be made regarding the newbuilding. The Manager shall also consult with the Company regarding, and provide to the Company an estimate of the cost of, the Pre-delivery Services and the various Pre-delivery Purchases and Expenses for any Vessel provided other than by the Manager, for approval by the Company reasonably in advance of such services being provided or such items being purchased.

6. EMPLOYEES AND MANAGER’S PERSONNEL

6.1 Manager’s Personnel.  The Manager shall provide the Management Services hereunder through the Manager’s Personnel and the Crew. The Manager shall be responsible for all aspects of the employment or other relationship of the Manager’s Personnel and Crew as required in order for the Manager to perform its obligations hereunder, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract. However, the Manager shall remain directly responsible and liable to the Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to another Person, and the Manager (and not the Company) shall be responsible for the compensation and reimbursement of all such other Persons.

6.2 Officers

(a) Executive Officers.  The Manager shall regularly consult with the President and Chief Financial Officer as to the provision of Management Services and the Company’s Business. The Manager shall make available to the Company such executive officers to which the Company and the Manager or its Affiliates may agree, who shall assist in managing the day-to-day operations and affairs of the Company. Notwithstanding the foregoing, the Company may employ directly any other officers or employees as it may deem necessary, and any such officers and employees will not be subject to this Agreement.

(b) Termination and Replacement of Executive Officers.  The Board of Directors may require any officer that is provided by the Manager of its Affiliates as an executive officer (or otherwise to perform the duties of an executive officer) of the Company to be relieved of his or her duties with respect to, and no longer perform any of the Management Services for, the Company for any reason not prohibited by Applicable Laws. Such officer may continue to be employed by the Manager but shall no longer provide any Management Services hereunder, unless otherwise agreed by the Parties.

If any officer who is made available to the Company by the Manager or any of its Affiliates, as the case may be, resigns, is terminated or otherwise vacates his or her office, the Manager shall, as soon as practicable after acceptance of any resignation or after such termination and upon the Company’s request, use commercially reasonable efforts to identify suitable candidates for replacement of such officer for the approval by the Board of Directors.

(c) Other Duties of the Manager’s Personnel.  The Company acknowledges that any officers provided by the Manager and the other Manager’s Personnel that provide Management Services may engage in business activities of the Manager and its Affiliates that are unrelated to the Company and that conflicts of interest may exist.

(d) Reporting Structure.  The President and the Chief Financial Officer shall report to and be under the direction of the Board of Directors. The Manager shall report to the Company and the Board of Directors through the President or the Chief Financial Officer.

7. COVENANTS OF THE MANAGER

The Manager hereby agrees and covenants with the Company that, during the Term, the Manager shall:

(a) obtain and maintain for its benefit professional indemnity insurance and other insurance as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement;

(b) exercise all due care, skill and diligence in carrying out its duties under this Agreement as required by Applicable Laws;

(c) provide the President, the Chief Financial Officer, and the Board of Directors with all information in relation to the performance of the Manager’s obligations under this Agreement as the President, the Chief Financial Officer, or the Board of Directors may reasonably request;

(d) use its reasonable best efforts to have all material property of the Company clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;

(e) use its reasonable best efforts to have all property of the Company (other than money to be deposited to any bank account of the Company) transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company;

(f) use its reasonable best efforts to cause (i) the Company to own or possess all Licenses that are necessary and used in the operation of its business as of the date hereof, (ii) all such Licenses to be in full force and effect at all times, and (iii) all required filings with respect to such Licenses to be timely made and all required applications for renewal thereof to be timely filed;

(g) use its reasonable best efforts to retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Management Services; and

(h) use its reasonable best efforts to keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Management Services in accordance with established general commercial practices and in accordance with GAAP, and allow the Company and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

8. MANAGER’S COMPENSATION AND REIMBURSEMENT

8.1 Fees for Management Services; Reimbursement.  In consideration for the provision of Management Services by the Manager to the Company, the Company shall pay the Manager the amounts set forth on Schedule B hereto in accordance with Section 8.2 (“Management Fees”).  In addition, the Company shall reimburse the Manager for (a) all of the reasonable direct and indirect costs and expenses incurred by the Manager and its Affiliates in providing Management Services and (b) the pro rata portion of the salary and other costs incurred by the Manager in employing and compensating an internal auditor who will be made available to the Company on a part time basis.

8.2 Invoicing.  The Manager shall, in good faith, determine the expenses related to the Management Services that are allocable to the Company Group in any reasonable manner determined by the Manager and shall provide to the Company on a quarterly basis an invoice for the Costs and Expenses to be paid under Section 8.1, which invoice shall contain a description in reasonable detail of the Costs and Expenses that comprise the aggregate amount of the payment being invoiced. The Manager shall maintain the records of all Costs and Expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties. The Company shall pay such invoices within thirty (30) days of receipt, unless the invoice is being disputed in accordance with this Agreement.

8.3 Dispute of Invoice.  If the Company, in good faith, disputes the amount of an invoice, the Company shall give written notice of such dispute (including the particulars of such dispute) to the Manager on or before the due date with respect to all or any portion of such invoice. Upon receipt of such notice, the Manager shall furnish the Company with additional supporting documentation to reasonably substantiate the amount of the invoice or the Performance Fee calculation, as applicable. Upon delivery of such additional documentation, the Company and the Manager shall cooperate in good faith and use commercially reasonable efforts to resolve such dispute. If they are unable to resolve the dispute within (i) ten (10) Business Days of the delivery of such additional supporting information (in the case of an invoice) or (ii) five (5) days of such delivery (in the case of the Performance Fee calculation), the dispute shall be referred for resolution to a firm of independent accountants of nationally recognized standing in the United States reasonably satisfactory to each of the Manager and the Company (the “Accounting Referee”), which shall determine the disputed amounts within thirty (30) days of the referral of such invoice dispute to such Accounting Referee, or within ten (10) days of the referral of such Performance Fee calculation dispute. The determination of the Accounting Referee shall not require the Company to pay more than the amount in dispute nor require the Manager to return any amount previously paid by the Company. The fees and expenses of the Accounting Referee shall be borne equally by the Company and the Manager. If any invoice dispute is resolved in favor of the Manager, the Company shall make payment to the Manager within ten (10) days of resolution of the dispute. Notwithstanding the foregoing, in no event shall the Company be entitled to withhold any amounts other than those portions of the applicable payment that are in dispute.

8.4 Direction to Pay.  By written notice to the Company, the Manager may direct the Company to pay any amounts owing under this Agreement directly to an Affiliate of the Manager pursuant to a subcontracting arrangement relating to this Agreement.

9. LIABILITY OF THE MANAGER; INDEMNIFICATION

9.1 Liability of the Manager.  The Manager shall not be liable to the Company for any Loss (including but not limited to loss of profit arising out of or in connection with arrest, detention of or delay to any Vessel) arising from the Management Services unless and to the extent that such Loss resulted from:

(a) the fraud, gross negligence, recklessness or willful misconduct of the Manager or any of its Affiliates (other than the Company Group) or any of their respective employees, agents or subcontractors (“Manager Misconduct”); or

(b) any breach of this Agreement by the Manager of any of its Affiliates (other than the Company Group).

Notwithstanding anything that may appear to the contrary in this Agreement, the Manager shall not be responsible for any of the actions of the crew of any Vessel even if such actions are negligent, grossly negligent or willful.

9.2 Extraordinary Costs and Capital Expenditures.  Notwithstanding anything to the contrary in this Agreement, the Manager shall not be responsible for paying any costs, liabilities and expenses in respect of a Vessel to the extent that such costs, liabilities and expenses are “extraordinary,” which consist of the following:

(a) repairs, refurbishment or modifications resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to Manager’s Misconduct, unless and to the extent otherwise covered by insurance);

(b) drydocking of a Vessel;

(c) any improvement, upgrade or modification to, structural changes with respect to or the installation of new equipment aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws at the recommendation of the classification society for that Vessel or otherwise;

(d) any increase in Crew Employment and Support Expenses resulting from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws; or

(e) any other similar types of costs, liabilities and expenses that were not reasonably contemplated by the Company and the Manager as being a component of the Approved Budget for the applicable Fiscal Year.

9.3 Manager Indemnification.  The Company shall indemnify and save harmless the Manager and its directors, officers, employees, subcontractors and Affiliates (the “Manager Indemnified Persons”) from and against any and all Losses incurred or suffered by the Manager Indemnified Persons by reason of or arising from or in connection with their performance of this Agreement or any third-party Legal Action brought or threatened against such Manager Indemnified Persons in connection with their performance of this Agreement, other than for any Losses to the extent related to or that resulted from:

(a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise expressly responsible under this Agreement;

(b) Manager Misconduct; or

(c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company Group).

9.4 Company Indemnification.  The Manager shall indemnify and save harmless each Company Group Member and such Company Group Member’s directors, officers, employees, subcontractors and Affiliates (the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by the Company Indemnified Persons, to the extent related to or that resulted from:

(a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise expressly responsible under this Agreement;

(b) Manager Misconduct; or

(c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company Group).

9.5 Limitation Regarding Crew

Notwithstanding anything to the contrary in this Agreement, the Manager shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a breach by the Manager of any of its obligations under Section 3.3, in which case the Manager’s liability shall be determined in accordance with the terms of this Section 9.

10. TERM AND TERMINATION

10.1 Initial Term.  The initial term of this Agreement shall commence on                       , 2010 and end on the Initial Expiration Date, unless terminated earlier pursuant to this Agreement (the “Initial Term”).

10.2 Renewal Term.   This Agreement will, without any further act or formality on the part of either Party, on the expiration of the Initial Term or any Renewal Term, be automatically renewed for a further term of five (5) years (each a “Renewal Term”) unless notice of termination is given by the Company to the Manager in accordance with Section 10.3(f), in the case of the Initial Term, or Section 10.3(g), in the case of any Renewal Term.

10.3 Termination by the Company.  This Agreement may be terminated by the Company:

(a) if, at any time, the Manager materially breaches this Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 11 (“Manager Breach”);

(b) if, at any time,

(i) the Manager has been convicted of, has entered a plea of guilty or nolo contendere with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to the Company; and

(ii) the holders of a majority of the outstanding Common Shares elect to terminate this Agreement;

(c) if, at any time, the Manager becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(d) if any Person or group of Persons other than Peter C. Georgiopoulos acquires Control or economic control of the Manager in contravention of Section 12.2;

(e) if, in the Fiscal Quarter that is four Fiscal Quarters before the Fiscal Quarter that contains the tenth anniversary of the Initiation Date, two-thirds of the Board of Directors elect to terminate the Agreement, which termination shall be effective on the last day of the Fiscal Quarter that contains the tenth anniversary of the Initiation Date;

(f) if, in the Fiscal Quarter  that is four Fiscal Quarters before the Fiscal Quarter that contains the Initial Expiration Date, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective on the Initial Expiration Date; or

(g) if, in the fourth calendar quarter of any twelve-month period immediately preceding the twelve month period that includes the end of any Renewal Term, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective at the end of such Renewal Term.

10.4 Termination by the Manager.  This Agreement may be terminated by the Manager:

(a) after the fifth anniversary of the Public Offering, with twelve (12) months’ prior notice by the Manager to the Company;

(b) if, at any time, the Company materially breaches the Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 11 (“Company Breach”); or

(c) at any time upon the earlier of (i) the occurrence of a Change of Control of the Company or (ii) the Manager’s receipt of written notice from the Company that such a Change of Control will occur until sixty (60) days after the later of (x) the occurrence of such a Change of Control or (y) the Manager’s receipt of the written notice in the preceding clause (ii).   If the Company has knowledge that a Change of Control of the Company will occur, the Company shall give prompt written notice thereof to the Manager.  A “Change of Control” means the occurrence of any of the following:

(A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, except such a disposition to a member of the Existing Ownership Group;

(B) an order made for, or the adoption by the Board of Directors of a plan of, liquidation or dissolution of the Company;

(C) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of a majority of the Company’s Voting Securities (unless such “person” is a member of the Existing Ownership Group), measured by voting power rather than number of shares;

(D) if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(E) the consolidation of the Company with, or the merger of the Company with or into, any “person” (other than a member of the Existing Ownership Group), or the consolidation of any “person” (other than a member of the Existing Ownership Group) with, or the merger of any “person” (other than a member of the Existing Ownership Group) with or into, the Company, in any such event pursuant to a transaction in which any of the Common Stock or Class B Stock outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee “person” constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee “person” immediately after giving effect to such issuance; or

(F) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors.

10.5 Effects of Termination or Expiry of this Agreement.  (a) If the Manager terminates this Agreement pursuant to Section 10.4(a), the Company shall have the option to require the Manager to continue to provide Technical Services to the Company, for the fee described in Section 8.1, for up to an additional two-year period from the date of termination of this Agreement.

(b) If the Company terminates this Agreement pursuant to any of Sections 10.3(e) through 10.3(g), or the Manager terminates this Agreement pursuant to Section 10.4(b) or Section 10.4(c), the Company shall pay to the Manager the Termination Payment in a lump sum amount, payable within 30 days following the date this Agreement terminates.

(d) Upon termination of this Agreement for any reason or expiry of this Agreement or upon the Manager otherwise ceasing to manage a Vessel under this Agreement, with respect to the Stores and Equipment provided by the relevant Company Group Member or the Manager, as applicable, the following shall occur:

(i) in the case of any Vessel where the necessary Stores and Equipment were provided by the Manager, at the time of delivery of such Vessel to the relevant Company Group Member, the Company or such Company Group Member shall reimburse the Manager for the fair market value (as of the time of such termination, expiry or cessation) of the Stores and Equipment that had been placed on board the Vessel by the Manager, taking into account reasonable wear and tear (such value to be proposed by the Manager and subject to approval by the Company), except that if such Vessel is to be scrapped immediately following such termination, expiry or cessation, the Manager shall use commercially reasonable efforts to sell, re-use or recycle the Stores and Equipment and any compensation received by the Manager in doing so shall be deducted from the amounts to be reimbursed by the Company or such Company Group Member to the Manager; and

(ii) in the case of any Vessel where the necessary Stores and Equipment were provided by the relevant Company Group Member, at the time of delivery of such Vessel to such Company Group Member, the Manager shall either, at the Company’s option, (A) return the Vessel with materially the same level and complement of Stores and Equipment as required to continue operating the Vessel in accordance with customary ship operation and practice that a prudent owner of a Vessel such as the Vessel would deem reasonably necessary, taking into account reasonable wear and tear, or (B) pay to the Company or such Company Group Member an amount representing the amount of Stores and Equipment needed to be added to existing levels to satisfy the levels described in subclause (A) above (such amount to be proposed by the Manager and subject to approval by the Company); provided, however, that if such Vessel is to be scrapped immediately following such termination, expiry or cessation, the Manager shall be required to make the payment contemplated in subclause (B) above.

Until any of the foregoing events arise, neither any Company Group Member nor the Manager shall have any obligation to each other to account for any diminution in value of the Stores and Equipment.

(e) Upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or Affiliates) except that the obligation of the Company to pay to the Manager or its Affiliates the amounts accrued but outstanding under Section 8 and the terms and conditions set forth in Sections 9, 10.6 and 12.4 shall survive such termination. After a written notice of termination has been given under this Section 10 or upon expiry, the Company may direct the Manager to, at the cost of the Company (subject to Section 10.5(d)), undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things reasonably necessary to bring the appointment of the Manager to an end at the appropriate time, and the Manager shall promptly comply with all such reasonable directions. Upon termination or expiry of this Agreement, the Manager shall promptly deliver to any new manager or the Company any Books and Records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of the Company to assume its responsibilities.

11. DISPUTE RESOLUTION

11.1 Notice of Dispute.  If (a) a dispute or disagreement arises between the Parties with respect to any provision of this Agreement (other than Section 8.3), including its interpretation or the performance of a Party under this Agreement or (b) (i) the Company in good faith believes that a Manager Breach has occurred or is reasonably likely to occur or (ii) the Manager in good faith believes that a Company Breach has occurred or is reasonably likely to occur (each of the foregoing, as well as any inability of the Parties to agree, pursuant to Section 8.1, upon the adjusted Commercial Management Services Fee by the date sixty (60) days prior to January 1 of the year in which such adjusted fee is scheduled to take effect, being a “Dispute”), either Party may, or the Party alleging such breach or potential breach shall, deliver written notice to the other Party. Such notice shall contain in detail the specific facts and circumstances relating to the Dispute. With respect to any Dispute described in clause (a) or (b) above, each Party shall designate an individual to negotiate and resolve the Dispute (each a “Designated Representative” and, together, the “Designated Representatives”). The Designated Representatives shall in good faith attempt to resolve the matter within a thirty (30) day period from the date of delivery of the notice referred to above. If either Designated Representative intends to be accompanied by counsel at any meeting, such Designated Representative shall give the other Designated Representative at least three (3) Business Days’ notice. All discussions and negotiations pursuant to this Section 11 shall be confidential and without prejudice to settlement negotiations.

11.2 Mediation.  If a Dispute described in clause (a) or (b) of Section 11.1 is not resolved by the Designated Representatives during after the thirty (30) days provided in Section 11.1, either of the Parties may refer the matter to mediation. Any Dispute relating to the determination of an adjusted Commercial Management Services Fee (a “Commercial Management Services Fee Dispute”) shall be referred to mediation. With respect to the mediation of any Dispute, the mediator shall be mutually agreed upon by the Parties, and such mediator will be instructed to:

(a) review the terms of the Dispute and the position of the Parties;

(b) consider the terms of and context of this Agreement; and

(c) render a non-binding report within sixty (60) days (20 days in the case of a Commercial Management Services Fee Dispute) of the appointment of the mediator (the “Mediator’s Report”) or such later date as to which the Parties may agree.

The Parties shall consider the Mediator’s Report and may mutually decide to make it a binding report. If the mediator is not able to facilitate a binding agreement between the Parties, the Dispute is not resolved to the satisfaction of the Parties as a result of the Mediator’s Report or a mediator cannot be chosen mutually by the Parties, the Dispute shall be submitted to binding arbitration pursuant to Section 11.3.

11.3 Arbitration.  Any Dispute not resolved by the Parties pursuant to Section 11.1 or 11.2 shall be fully and finally resolved by binding arbitration pursuant to this Section 11.3. Either Party may refer the Dispute to arbitration, which shall take place in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator. The prevailing Party in any such arbitration shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12. GENERAL

12.1 Assignment; Binding Effect.  The Parties may not assign any of their respective rights under this Agreement in whole or in part without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such other Party. This Agreement is binding upon and inures to the benefit of the Parties and their successors and permitted assigns.

12.2 Change of Control of the Manager.  If any Person or group of Persons acting in concert (other than Affiliates of Genco) proposes to acquire Control of the Manager, directly or indirectly, the Manager shall provide at least thirty (30) days’ written notice of the change of Control to the Company, which notice shall identify the Person that will acquire, directly or indirectly, Control of the Manager. A change of Control of the Manager may occur only with the consent of the Company, which consent shall not be unreasonably withheld or delayed.

12.3 Force Majeure.  Neither of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if any of the following occurs (each a “Force Majeure Event”):

(a) any event, cause or condition which is beyond the reasonable control of either or both of the Parties and which prevents either or both of the Parties from performing any of their respective obligations under this Agreement;

(b) acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake or tsunami;

(c) acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(d) acts of a Governmental Authority, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(e) government rule, regulation or legislation, embargo or national defense requirement; or

(f) labor troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.

A Party shall give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.

12.4 Confidentiality.  (a)  Each Receiving Party agrees:

(i)            to use any Confidential Information solely to carry out its obligations or exercise its rights under this Agreement  (the “Purpose”) and for no other purpose;

(ii)           to copy and make other works based on Confidential Information only as strictly necessary for the Purpose;

(iii)          to maintain the confidentiality of the Confidential Information using at least the same degree of care that the Receiving Party uses for its own confidential or proprietary information of a similar nature, but no less than reasonable care;

(iv)          to reveal any Confidential Information to any third party without the prior written consent of the Disclosing Party, except that if the Receiving Party is required by law, court or administrative order or regulation to reveal any Confidential Information, the Receiving Party is permitted to do so provided that the Receiving Party gives the Disclosing Party reasonable prior written notice (if permitted) of the required disclosure and cooperate with the Disclosing Party at its expense in seeking a protective order or other relief;

(v)           to limit disclosure of the Confidential Information to such of your officers and employees as is necessary for the Purpose;

(vi)          to inform each officer and employee who receives any Confidential Information of the restrictions as to use and disclosure of Confidential Information contained herein and to be responsible for any breach of such restrictions by any such persons;

(vii)         Forthwith upon the Disclosing Party’s request, to procure the return of all Confidential Information together with any copies, abstracts, or other works which contain or are based on any of the Confidential Information; provided that, notwithstanding the foregoing, the Receiving Party shall be permitted to retain Confidential Information to the extent it is required to retain such Confidential Information pursuant to law, court or administrative order or regulation;

(b) Each Receiving Party further acknowledges that any breach of the provisions of this Agreement would result in serious damage being sustained by the Disclosing Party, and as a result hereby unconditionally agrees:

(i)            To be responsible for losses, damages or expenses (including without limitation attorneys’ fees and expenses) that have been determined to have been caused by any such breach; and

(ii)           That the Disclosing Party shall be entitled to equitable relief (including without limitation injunctive relief) in relation to any threatened or actual breach of the provisions of this Agreement without any requirement of posting a bond and without limiting any other remedy that may be available to the Disclosing Party.

12.5 Notices.  Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day, by fax or email addressed to the following Party:

(a)	if to the Company:	(b)	if to the Manager:

	Address: 299 Park Avenue, 20th Floor		Address: 299 Park Avenue, 20th Floor
	New York, NY 10171		New York, NY 10171

	Attention:		Attention:

	Fax No.:		Fax No.:

or to any other address or fax number that the Party so designates by notice given in accordance with this Section. Any notice

(a) if validly delivered on a Business Day, shall be deemed to have been given when delivered; and

(b) if validly transmitted by fax on a Business Day, shall be deemed to have been given on that Business Day.

12.6 Third Party Rights.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

12.7 No Partnership.  Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture between the Parties, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

12.8 Severability.  Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b) the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

(x) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(y) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 12.8, the basic intentions of the Parties in this Agreement are entirely frustrated, the Parties shall use commercially reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

12.9 Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, and each party hereto agrees to submit to the non-exclusive jurisdiction of the federal or state courts located in the City, County and State of New York as regards any claim or matter arising under or in connection with this Agreement.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the federal or state courts located in the City, County and State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or seek to change the venue from any such court.

12.10 Amendments.   No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.

12.11 Entire Agreement.  This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12.12 Waiver.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any waiver must be specifically stated as such in writing.

12.13 Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

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IN WITNESS WHEREOF, this Management Agreement has been duly executed by the Parties as of the date first written above.

BALTIC TRADING LIMITED	GENCO SHIPPING & TRADING LIMITED

By:	By:
Name:	Name:
Title:	Title: